Exhibit 10-79
DTE ENERGY COMPANY
PLAN FOR DEFERRING THE PAYMENT OF DIRECTORS’ FEES
(As Amended And Restated Effective As Of January 1, 2005)
The DTE Energy Company Plan for Deferring the Payment of Directors’ Fees (the “Plan”) was originally established by DTE Energy Company (the “Company”) effective as of January 1, 1996. The Plan was previously amended and restated, effective as of January 1, 1999, to merge The Detroit Edison Company Plan for Deferring the Payment of Directors’ Fees (the “DECO Plan”) heretofore maintained by the Detroit Edison Company (“DECO”) into the Plan as so amended and restated. This amendment and restatement of the Plan is effective January 1, 2005, unless another effective date is specified for a particular Plan provision.
The Plan is being amended and restated effective January 1, 2005 to comply with the requirements of Code Section 409A exclusively with respect to benefits accrued and vested after December 31, 2004. It is intended that all Plan benefits accrued and vested as of December 31, 2004 are not subject to Code Section 409A. Only Plan benefits accrued and vested after January 1, 2005 are subject to Code Section 409A. Any inconsistency or ambiguity in this amended and restated Plan document is to be construed consistent with this paragraph.
As permitted by the Treasury Regulations promulgated under Code Section 409A and guidance issued by the Internal Revenue Service, the Plan has been administered in compliance with applicable guidance under Code Section 409A in effect after December 31, 2004 before the adoption of this amended and restated Plan document.
SECTION I PURPOSE
The purpose of the Plan is to enable each Director (as defined below) to defer all or a portion of his or her fees for future services as a member of the Board of Directors or as a member of any Committee thereof.
SECTION II ELIGIBILITY
Any Director of the Company who is not a Company employee or an employee of any Affiliate (a “Director”) shall be eligible to participate in the Plan. For purposes of the Plan, “Affiliate” shall mean any entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities.
SECTION III ELECTION, MODIFICATION, AND TERMINATION PROCEDURES
Any Director wishing to participate in the Plan must file with the Company a written Notice of Election on the form provided by the Company to defer payment of all or a portion of his or her Director’s fees payable in cash. An election to participate in the Plan must be made prior to the beginning of the calendar year for which fees are payable and must be irrevocable for all fees payable in that calendar year. In. addition, with respect to any Director who had a deferred Director’s fee account under the DECO Plan as of December 31, 1998, effective beginning

January 1, 1999, any Notice of Election filed by such Director under the DECO Plan shall be deemed to have been made under and shall be subject to the terms and conditions of this Plan as if it had been made hereunder. An effective election with respect to Directors’ fees that have been deferred under the terms of this Plan or DECO Plan and fees that have already been earned may not be modified or revoked. An effective election with regard to fees that have not been deferred or earned may be modified by filing a new Notice of Election or may be terminated by filing a Notice of Termination on the form provided by the Company. Any new Notice of Election or Notice of Termination becomes effective as of the first day of the calendar year beginning after the Notice of Election or Notice of Termination is filed. A Director who shall have terminated an effective election may thereafter file a new election to be effective as of the beginning of a subsequent calendar year.
Code §409A requires deferral election to be irrevocable for entire calendar year
SECTION IV ESTABLISHMENT AND ADMINISTRATION OF DEFERRED DIRECTORS’ FEE ACCOUNT
(A) The amount of any Director’s fees deferred in accordance with an election, including effective January 1, 1999, the deferred Director’s fee account balance under the DECO Plan transferred to this Plan by merger effective January 1, 1999, shall be credited to a deferred Director’s fee account maintained by the Company, which account shall be divided into sub accounts to specifically identify the portion of the account subject to adjustment under Section IV(C)(2) (“Subaccount I”) and the portion of the account subject to adjustment under Section IV(C)(3) (“Subaccount II”). Such account shall remain a part of the general funds of the Company and DECO, and nothing contained in this Plan shall be deemed to create a trust or fund of any kind or create any fiduciary relationship.
(B) Subaccount I and Subaccount II of each deferred Director’s fee account is further divided into two subaccounts:
(1) The “Pre-2005 Subaccount” is the portion of a deferred Director’s fee Subaccount I or Subaccount II attributable to fees deferred under Section III before January 1, 2005, and adjustments to the deferred Director’s fee Subaccount I or Subaccount II made under this Section IV attributable to the fees deferred before January 1, 2005.
(2) The “Post-2004 Subaccount” is the portion of a deferred Director’s fee Subaccount I or Subaccount II account attributable to fees deferred under Section III after December 31, 2004, and adjustments to the deferred Director’s fee Subaccount I or Subaccount II made under this Section IV attributable to the fees deferred after December 31, 2004.
(C) As of the last day of each month for each Director participating in this Plan and until all amounts in a deferred Director’s fee account are distributed to the Director, the deferred Director’s fee account for such Director shall be adjusted as follows:
(1) The account and applicable Sub accounts thereof shall first be charged with any distributions made during the month and effective as of January 1, 1999 the account and applicable Subaccounts thereof shall be credited with .any transfer to the Plan of the deferred Director’s fee account balance from the DECO Plan effective as of such date.
(2) The account balance in Subaccount I shall then be credited with interest for that month. Such interest shall be computed by multiplying the applicable portion of the account balance in Subaccount I after the adjustment provided for in Subsection (1) but before the adjustments provided for in Subsections (4) and (5) of this Section IV by a fraction, the numerator of which is the 5-Year United States Treasury Bond rate as of the last business day of each month, and the denominator of which is 12.
(3) The account balance in Subaccount II shall then be adjusted to reflect the number of hypothetical shares of Company Common Stock allocated to Subaccount II as of such date. The number of hypothetical shares of Company Common Stock allocated to Subaccount II as of any date shall be equal to the number of shares of Company Common Stock that would be allocated to Subaccount II as of such date if (i) the deferred Director’s fees to be credited to the Director’s account for allocation to Subaccount II were invested in the Company Common Stock at Fair Market Value (as defined below) on the trading day that is coincident with or next following the day the amount is to be credited to the account, (ii) any balance transferred from Subaccount I due to a change in election under Section V were invested in the Company Common Stock at Fair Market Value on the trading day that is coincident with or next following the effective date of such change, (iii) cash dividends on the shares of Company Common Stock treated as allocated to Subaccount II were automatically reinvested in the Company Common Stock at Fair Market Value on the trading day that is coincident with or next following the applicable dividend payment date, and (v) any transfers to Subaccount I due to a change in election under Section V or any cash distributions from Subaccount II Account were made at Fair Market Value on the trading day that is coincident with or next preceding the effective date of such change of election or distribution of the number of hypothetical             shares of Company Common Stock needed to make such transfer or distribution, which hypothetical shares shall be subtracted from the number of shares treated as allocated to Subaccount II of the Participant’s Account as of the effective date of the transfer or distribution. In the event of any stock dividend or split, recapitalization, reclassification, increase or decrease in the number of outstanding shares, merger, consolidation or exchanges in shares or other similar changes in the Company’s Common Stock, appropriate adjustments shall be made in the hypothetical shares of Company Common Stock allocated to each Director’s Subaccount II to reflect any such change. For purposes of the Plan, “Fair Market Value” means, before January 1, 2009, the average of the high and low sales prices of Company Common Stock, or, after December 31, 2008, the closing sales price of Company Common Stock on the New York Stock Exchange (or any exchange on which Company Common Stock is listed if at any time Company Common Stock is not listed on the New York Stock Exchange) on a specified date.
(4) Next, the account shall be credited with the amount, if any, of Director’s fees deferred during that month, which amount shall be allocated to Subaccount I and Subaccount II in accordance with the Director’s election or deemed election under Section V as in effect as of such date.

(5) Finally, the amount of any transfer to or from Subaccount I or Subaccount II of the account, pursuant to a change in election or deemed election under Section V, made as of such date shall be added to or subtracted from, as the case may be, the applicable Subaccounts.
A separate record of deferred Director’s fees and adjustments thereto, identified to the participant’s Pre-2005 Subaccount and the participant’s Post-2004 Subaccount, shall be maintained by the Company for each participant in this Plan.
SECTION V ELECTION OF ACCOUNT EARNINGS ADJUSTMENTS
At the time a Director elects to participate in the Plan or as of January 1, 1999, if later, the Director shall elect by filing a notice with the Corporate Secretary of the Company to have Director fees thereafter deferred under the terms of the Plan allocated, in specified multiples of 10%, to Subaccount I or Subaccount II of the deferred Director’s fee account. If a Director who is participating in the Plan or the DECO Plan as of December 31, 1998 fails to make an election hereunder as of January 1, 1999, he or she will be deemed to have elected to have Director’s fees deferred on or after January 1, 1999 allocated to Subaccount 1. In addition, if a Director is participating in the Plan or the DECO Plan as of December 31, 1998, the Director will be deemed to have elected to have his or her deferred Director’s fee account balances as of December 31, 1998 allocated to Subaccount I effective as of January 1, 1999 unless the Director changes such deemed election as hereinafter provided in this Section V. A Director’s election or deemed election under this Section V shall remain in effect until changed as hereinafter provided in this Section V.
A Director may change his or her election or deemed election under this Section V effective as of the last day of any month beginning on or after January 1,1999 (or effective as of January 1, 1999 if the Director has a deferred Director’s fee account balance under the Plan or the DECO Plan as of December 31, 1998), by filing with the Corporate Secretary of the Company written notice of such change at least 14 days (or by such other date as the Corporate Secretary of the Company shall prescribe) prior to the effective date of such change. Any change shall direct that either or both of (a) that the balance credited to Subaccount I or Subaccount II of the deferred Director’s fee account as of such date (determined before the adjustment in Subsection (e) of Article IV) be transferred, in specified multiples of 10%, to the other Subaccount or (b) subsequent Director’s fees deferred under the terms of the Plan be allocated, in specified multiples of 10%, to Subaccount I or Subaccount II. Such change shall be effective as of the date elected and shall remain in effect until further changed as provided herein.
Any election or change in election under this Section V shall be made on the forms provided by the Company.
SECTION VI PAYMENT OF DEFERRED DIRECTORS’ FEES
Deferred fees shall be paid to a Director or, in the event of death, to his or her designated beneficiary in accordance with the Notice of Election and Beneficiary Designation forms that have been filed with the Corporate Secretary of the Company. Payment shall be made in cash.

The amount of any payment from Subaccount I will be based on the value of Subaccount I determined as of the date of payment. The amount of any payment from Subaccount II of a deferred Director’s fee account shall be made at Fair Market Value on the trading day that is coincident with or next preceding the effective date of payment. If a Director elects to receive payment of his or her deferred fees in installments rather than in a lump sum, the payment period shall not exceed ten years following the payment commencement date. The amount of any installment payment shall be determined by multiplying the Director’s unpaid account balance on the date of such installment by a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid installments. Such balance shall be appropriately reduced to reflect the installment payments made hereunder which shall be made prorata from Subaccounts I and ll.
SECTION VII WHEN PAYMENT OF DEFERRED DIRECTORS’ FEES COMMENCES
(A)	Pre-2005 Subaccount.
(1) The payment in a lump sum or installments of amounts in a Director’s Pre-2005 Subaccount deferred pursuant to an election under this Plan shall commence on January 15 of the first year to which payment has been deferred and shall be paid in accordance with the terms of such election. If a Director shall die prior to the first year to which payment has been deferred, such payment shall commence on January 15 of the calendar year immediately following the year of death and shall be paid in the manner specified in such election.
(2) In the event a participating Director receives an assessment of income taxes from the Internal Revenue Service which treats any amount payable under this Plan from the Director’s Pre-2005 Subaccount as being includible in such Director’s gross income prior to the actual payment of such amount to such Director, the Company shall pay an amount equal to such income taxes to such Director from the Director’s Pre-2005 Subaccount within 30 days after written notice from such Director of such assessment, and such Director’s fee account shall be reduced prorata from the Director’s Pre-2005 Subaccounts in Subaccounts I and II by an amount equal to such income taxes.
(3) Each payment under this Plan from the Director’s Pre-2005 Subaccount shall be reduced by any federal, state, or local taxes which the Company determines should be withheld from such payment.
(4) Benefits under this Plan shall be payable solely from the general assets of the Company and, with respect to amounts attributable to DECO, of DECO, as the case maybe, provided, however, that no provision in this Plan shall preclude the Company or DECO from segregating assets which are intended to be a source for payment of benefits under this Plan. Each participant in this Plan shall have the status of a general unsecured creditor of the Company and of DECO. This Plan constitutes a promise by the Company and DECO to make benefit payments in the future. It is intended that this Plan be unfunded for tax purposes and that this Plan shall remain unfunded for the entire period of its existence.
(5) Notwithstanding the foregoing or anything to the contrary in the Plan, the distribution of all or any portion of a deferred Director’s fee Pre-2005 Subaccount will be delayed for a period not to exceed seven months or may be subject to prior approval by the Board to the extent that the Corporate Governance Committee of the Board of Directors of the Company determines that such delay or approval is necessary or desirable to ensure that any distribution from the Director’s Pre-2005 Subaccount under the Plan will qualify for an exemption from the liability provisions imposed on the Director under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any rules and regulations issued thereunder. In the event of any such delay, the undistributed portion of the deferred Director’s fee Pre-2005 Subaccount shall continue to be subject to adjustment as provided in Section IV until distribution is made.
(B)	Post-2004 Subaccount:
(1) The default deferral period for fees deferred in each calendar year after December 31, 2004 and before January 1, 2009 is to January 1st of the second calendar year beginning after the calendar year in which the fees were otherwise payable. A Director is permitted to elect a different deferral period in the Notice of Election submitted by the Director applicable to fees deferred in a specific calendar year. The default form of distribution for fees deferred after December 31, 2004 and before January 1, 2009 is a single lump sum payable on the date the deferral period ends. A Director is permitted to elect distribution in the form of annual installments over a period of two to 10 years in the Notice of Election submitted by the Director applicable to fees deferred in a specific calendar year.
(2) A Director who first becomes a participant in the Plan before January 1, 2009 may elect to change the deferral period for the entire portion of the Director’s Post-2004 Subaccount attributable to fees deferred in calendar years after December 31, 2004 and before January 1, 2009 to:
(a) January 1, 2009; or
(b) the date the Director’s service on the Board terminates.
If a Director elects to change to January 1, 2009 the deferral period for the entire portion of the Director’s Post-2004 Subaccount attributable to fees deferred in calendar years after December 31, 2004 and before January 1, 2009, the distribution will be made in a single lump sum payable on the last day of the deferral period. No other forms of distribution are available.
If a Director elects to change the deferral period for the Director’s Post-2004 Subaccount attributable to fees deferred in calendar years after December 31, 2004 and before January 1, 2009 to the date the Director’s service on the Board terminates, the Director may also elect to change the form of distribution from a single lump sum payable on the last day of the deferral period to annual installments over a period of two to 10 years.
A Director who wishes to change the deferral period or the form of distribution for fees deferred in calendar years after December 31, 2004 and before January 1, 2009 must file a written election with the Company before January 1, 2009 that satisfies both of the following:
(a) The Director’s election does not defer to a date after December 31, 2008 any distribution of the Post-2004 Subaccount otherwise required to be made before January 1, 2009; and
(b) The Director’s election does not accelerate to a date before January 1, 2009 any distribution of the Post-2004 Subaccount otherwise required to be made after December 31, 2008.
(3) The deferral period for fees deferred after December 31, 2008 ends on the date the Director’s service on the Board terminates. No other deferral period is permitted for fees deferred after December 31, 2008. The default form of distribution for fees deferred after December 31, 2008 is a single lump sum payable on the January 15th following the date the deferral period ends.
(4) A Director may elect in writing, at the time the Director first elects to defer fees payable for a calendar year after 2008, to change the form of distribution for the entire portion of the Director’s Post-2004 Subaccount attributable to fees deferred after December 31, 2008 from a single lump sum on the January 15th following date the deferral period ends to annual installments for a period of two to 10 years, with the first installment paid on the January 15th following the date the deferral period ends. The Director’s initial election of a form of distribution (whether by the Director’s affirmative election under this Section B(4) or by application of the default form under Section (B)(3)) will apply to all fees deferred by the Director after December 31, 2008 unless changed as permitted in this Section V.
(5) After December 31, 2008, a Director may elect to change the form of distribution previously elected for the entire portion of the Director’s Post-2004 Subaccount attributable to fees deferred after December 31, 2008 and subject to a deferral period ending on the date the Director’s service on the Board terminates by filing a written election with the Company that satisfies both of the following:
(a) The Director’s election is filed with the Company at least 12 months before the earliest date on which the distribution of that portion of the Director’s Post-2004 Subaccount would begin under the Director’s then-current distribution election; and
(b) The Director’s election extends the deferral period for that portion of the Post-2004 Subaccount to at least 5 years after the earliest date on which distribution of that portion of the Post-2004 Subaccount would begin under the Director’s then-current distribution election.
The Director may elect distribution in a single lump sum or in annual installments over a period of two to 10 years. No other forms of distribution are permitted.
After December 31, 2008, a Director may not elect to change the deferral period or form of distribution for any fees deferred before January 1, 2009.
(6) For purposes of the Plan, a Director’s service on the Board terminates as of the date specified by the Company in the Company’s required filing with U.S. Securities and Exchange Commission.
(7) If a Director receives an assessment of income taxes from the Internal Revenue Service that treats any amount payable under this Plan from the Director’s Post-2004 Subaccount as being includible in the Director’s gross income before the actual payment of the amount to the Director, the Company will distribute from the Director’s Post-2004 Subaccount an amount equal to the income taxes to the Director within 30 days after the Company receives written notice from the Director of the assessment. The Director’s Post-2004 Subaccount will be reduced by the amount distributed to the Director under this Section B(7) of this Article V.
(8) Each payment under this Plan will be reduced by any federal, state, or local taxes the Company determines should be withheld.
(9) Benefits under this Plan are payable solely from the general assets of the Company. However, no provision in this Plan precludes the Company from segregating assets which are intended to be a source for payment of benefits under this Plan. Each participant in this Plan has the status of a general unsecured creditor of the Company. This Plan constitutes a promise by the Company to make benefit payments in the future. It is intended that this Plan be unfunded for tax purposes and that this Plan remain unfunded for the entire period of its existence.
(10) Notwithstanding the foregoing or anything to the contrary in the Plan, the distribution of all or any portion of a Director’s Post-2004 Subaccount will be delayed if the Corporate Governance Committee of the Board of Directors of the Company determines that the delay is necessary to ensure that the distribution will not violate Federal securities laws or other applicable laws. In the event of any delay, the undistributed portion of the Director’s Post-2004 Subaccount will continue to be subject to adjustment as provided in Section IV until distribution is made. The distribution will be made at the earliest date at which the Corporate Governance Committee reasonably anticipates that making the distribution will not cause a violation of Federal securities laws or other applicable laws.

SECTION VIII DESIGNATION OF BENEFICIARY
Each Director, on becoming a participant, shall file with the Corporate Secretary of the Company a beneficiary designation on the form provided by the Company designating one or more beneficiaries to whom payments otherwise due the participant shall be made in the event of his or her death while serving as a Director or after leaving the Board. A beneficiary designation will be effective only if the signed beneficiary designation form is filed with the Corporate Secretary of the Company when the Director is alive, and will cancel all beneficiary designations signed and filed previously under this Plan. If the primary beneficiary shall survive the Director but dies before receiving all the amounts due hereunder, the deferred amounts remaining unpaid at the time of death shall be paid in one lump sum to the legal representative of the primary beneficiary’s estate. If the primary beneficiary shall predecease the Director, amounts remaining unpaid at the time of the Director’s death shall be paid in the order specified by the Director to the contingent beneficiary(s) surviving the Director. If the contingent beneficiary(s) dies before receiving all the amounts due hereunder, the unpaid amount shall be paid in one lump sum to the legal representative of such contingent beneficiary(s) estate. If the Director shall fail to designate a beneficiary(s) as provided in this Section, or if all designated beneficiaries shall predecease the Director, the deferred amounts remaining unpaid at the time of such Director’s death shall be paid in one lump sum to the legal representative of the Director’s estate.
SECTION IX NON-ALIENABILITY AND NON-TRANSFERABILITY
No Director, beneficiary designated by the Director, or creditors of the Director shall have any right to, directly or indirectly, anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, or garnish any amount that is or may be payable hereunder.
SECTION X ADMINISTRATION OF PLAN; ARBITRATION
(A) Full power and authority to construe, interpret, and administer the Plan shall be vested in the Corporate Governance Committee of the Board of Directors of the Company. Decisions of the Corporate Governance Committee shall be final, conclusive, and binding upon all parties.
(B) Notwithstanding Section X(a) hereof, in the event of any dispute, claim, or controversy (hereinafter referred to as a “Grievance”) between a Director who is eligible to elect to receive the benefits provided under this Plan and the Company with respect to the payment of benefits to such Director under this Plan, the computation of benefits under this Plan, or any of the terms and conditions of this Plan, such Grievance shall be resolved by arbitration in accordance with this Section (b).
(1) Arbitration shall be the sole and exclusive remedy to redress any Grievance.
(2) The arbitration decision shall be final and binding, and a judgment on the arbitration award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.

(3) The arbitration shall be conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association and expenses of the arbitrators and the American Arbitration Association shall be borne by the Company. Neither the Company nor such Director shall be entitled to attorneys’ fees, expert witness fees, or other expenses expended in the course of such arbitration or the enforcement of any award rendered thereunder.
(4) The place of the arbitration shall be the offices of the American Arbitration Association in the Detroit Metropolitan area, Michigan.
(5) The arbitrator(s) shall not have the jurisdiction or authority to change any of the provisions of this Plan by alteration of, addition to, or subtraction from the terms thereof. The arbitrator(s)’ sole authority shall be to apply any terms and conditions of this Plan. Since arbitration is the exclusive remedy with respect to any Grievance, no Director eligible to receive benefits provided under this Plan has the right to resort to any federal court, state court, local court, or administrative agency concerning breaches of any terms and provisions hereunder, and the decision of the arbitrator(s) shall be a complete defense to any suit, action, or proceeding instituted in any federal court, state court, local court or administrative agency by such Director or the Company with respect to any Grievance which is arbitrable as herein set forth.
(6) The arbitration provisions shall, with respect to any Grievance, survive the termination of this Plan.
(C) No Director shall be deemed for any purpose to be or to have the rights and privileges of the owner of Company Common Stock with respect to any hypothetical shares treated as allocated to his or her deferred Director’s fee account.
SECTION XI AMENDMENT OR TERMINATION OF PLAN
The Board of Directors of the Company may amend or terminate this Plan at any time. Any amendment or termination of this Plan shall not affect the rights of participants or beneficiaries to the amounts in the deferred Directors’ fee accounts at the time of such amendment or termination.
SECTION XII APPLICABLE LAW
The provisions of this Plan shall be interpreted and construed in accordance with the laws of the state of Michigan.
SECTION XIII SUCCESSORS
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, executors and administrators of each Director.
IN WITNESS WHEREOF, DTE Energy Company, pursuant to resolutions of its Board of Directors, has caused this instrument to be executed in its name and by its Chairman of the Board as of the 4th day of December, 2008.

DTE ENERGY COMPANY
By:	/s/Anthony F. Earley, Jr.
Anthony F. Earley, Jr.